Rule 10f-3 Transaction Exhibit
Nuveen California Dividend Advantage Municipal Fund 3
FILE #811-10347
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
8/6/08
Bay Area Toll Authority San Francisco Bay Area Toll Bridge Revenue Bonds 2008 Series F-1
$709,970,000
$5,139,298.80
Citigroup Global Markets, Inc.
Merrill Lynch & Co.
J.P. Morgan Securities Inc.
Lehman Brothers
Morgan Stanley & Co. Incorporated
Stone & Youngberg LLC
Banc of America Securities LLC
B.J. De La Rosa & Co., Inc.
Goldman, Sachs & Co.
Siebert Brandford Shank & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated